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                          IRREVOCABLE TRUST AGREEMENT
                                  MILGRAT I(A)


     This instrument contains all of the terms of an Irrevocable Trust Agreement made at Naples, Florida, on November 5, 2001, by Catherine C. Miller as the "Grantor" and Lloyd I. Miller as the "Trustee". This Agreement may be known as the "MILGRAT I(A)."

                                   SECTION 1

                                 TRUST PROPERTY

1.1 The Grantor has delivered to the Trustee the property shown on Schedule A attached hereto. No additional contributions shall be made to the trust.

1.2 The Trustee agrees to hold such property in accordance with the terms set forth in this Agreement.

                                   SECTION 2

                         SURRENDER OF RIGHTS BY GRANTOR

2.1 This Agreement is irrevocable, and the Grantor surrenders all rights to amend or revoke it. Provided that the Trustee, acting alone, shall amend the terms of this Agreement and restrict or remove any of the powers, duties, rights and privileges of the Trustee, the beneficiaries, or any other person in any manner required for the sole purpose of ensuring that the interests of the Grantor qualify and continue to qualify as "qualified annuity interests" within the meaning of Section 2702(b)(1) of the Internal Revenue Code of 1986 as it may from time to time be amended or restated. Notice of any amendment or other change in the Agreement shall be given by the Trustee to each adult beneficiary and to the parent or guardian (or other appropriate representative designated by the court) of each minor beneficiary.

                                   SECTION 3

                        PAYMENTS TO GRANTOR DURING TRUST

3.1 On the day before the first anniversary of creation of the trust, the Trustee shall pay to the Grantor 49% of the initial net fair market value of the trust assets. On the day before the second anniversary of creation of the trust, the Trustee shall pay to the Grantor 58.8% of the initial fair market value of the trust assets. The amount to be paid to the Grantor under these provisions shall hereinafter be referred to as the "annuity amount." The


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     annuity amount shall be paid from income and, if the annuity amount exceeds the income of the trust, from principal. In no event shall the payment for any year be made later than 105 days after the stated payment date. The taxable year of the trust shall be the calendar year. If the Grantor dies prior to the time that all annuity amounts are paid, any unpaid annuity amounts to which the Grantor is entitled shall be paid to the Grantor's estate under the same terms and conditions as such annuity amounts would have been paid to the Grantor. If short period proration is required under Reg. Sec. 25.2702-3, the provisions of such Regulation are hereby incorporated by reference.

3.2 In no event prior to the termination of the trust shall distributions be made from the trust to or for the benefit of any person other than the Grantor.

3.3 If the initial net fair market value of the trust assets is incorrectly determined by the Trustee, then within a reasonable period after the corrected value is finally determined for federal gift tax purposes, the Trustee shall redetermine the annuity amount. If the initial value is finally determined to have been too low, the Trustee shall pay the amount of the increase in such amount (reduced by any excess income payments previously paid to the Grantor, if any) to the Grantor if the underpayment relates to payments that should have been received by the Grantor. If the initial value is finally determined to have been too high, the Grantor shall pay the amount of the decrease in such amount, if any, to the Trustee. Any payment adjustment required under this Section 3.3 shall be made within a reasonable time (not to exceed six months) after such final determination.

3.4 The trust shall terminate on the day before the second anniversary of creation of the trust under this Agreement, and the trust assets, less the annuity amounts, shall be distributed to the Grantor's then living issue, per stirpes, subject to Section 4. The Grantor's interest in this trust may not be commuted.

                                   SECTION 4

                     TRUSTS FOR PERSONS OTHER UNDER AGE 35

4.1 If any person who becomes entitled to all or any share of the trust estate is under age 35 at the time set for distribution to him or her, his or her share shall not be distributed to him or her directly, but shall continue to be held by the Trustee as a separate trust for his or her benefit as follows: The Trustee may, in the Trustee's sole discretion, pay to or for the benefit of the person for whom the trust is held, at such times as the Trustee determines, all or such part of the net income and, if necessary, principal of the trust as the Trustee determines to be necessary to provide for such person's support, maintenance, education and medical care. Any net income not so distributed shall be accumulated and added to the principal of the trust. The trust shall terminate on the first to occur of the following: the date when the person for whom the trust is held attains age 35; the date of death of such person; and the date when, in the sole opinion of the Trustee, the trust estate has

                                                                              2.


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     been so reduced as to make it uneconomical or otherwise impractical to hold the trust estate in trust. Upon termination of the trust, the Trustee shall distribute the principal and any undistributed income thereof to the person for whom the trust is held, if living, or if not, to his or her estate.

4.2 The word "education," when used in this Agreement, shall mean all types and levels of education, both public and private, and shall include, but not be limited to, primary and secondary education, college or university education, post-graduate education, training such as that provided by a business school, vocational school or technical school, and any education which may be required because of the particular abilities or disabilities of a beneficiary. It shall also include all tuition, board, lodging, fees, books and equipment, travel expenses and other expenses incidental thereto.

4.3 Solely for the purpose of investment convenience, the Trustee may hold and invest the assets of the separate trusts held under this Section 4 as a unit, without physically dividing them, until actual division becomes necessary in order to make distribution, and in such case the Trustee shall allocate to each separate trust its proportionate part of receipts and expenditures.

                                   SECTION 5

                               GENERAL PROVISIONS


5.1 The Trustee shall have the following powers, in addition to authority the Trustee may have under the laws of any state, which the Trustee may exercise without order of court:

     5.1.1 To collect, pay and compromise debts and claims.

     5.1.2 To borrow money, including authority for a corporate Trustee to borrow from itself in a nonfiduciary capacity.

     5.1.3 To sell real and personal property, publicly or privately; to give options to buy real and personal property for any length of time; to lease real and personal property for any term; to mortgage real property; to pledge personal property; and to execute and deliver instruments to effectuate such powers.

     5.1.4 To retain property received by the Trustee regardless of whether such property is authorized by law for investment by fiduciaries;
           and to invest and reinvest the proceeds of the sale of such property, and cash, in whatever property the Trustee deems reasonable, whether or not the investment is authorized by law for investment by fiduciaries.

                                                                              3.
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          5.1.5     To exercise and not exercise, as the Trustee deems
                    reasonable, rights of ownership incident to securities that the Trustee may hold, including rights to vote, give proxies and execute consents, provided that a corporate Trustee shall exercise voting rights under any securities issued by it or its affiliate only at the written direction of the primary income beneficiary of the trust to which such securities are allocated, the guardian or custodian (but not the Grantor) to act for any beneficiary who is incapacitated or incompetent.

          5.1.6     To hold property in the name of a nominee.

          5.1.7 To hold, retain and continue to operate any business interest received, whether organized as a sole proprietorship, partnership (general or limited), limited liability company or corporation, for such time and in such manner as the Trustee may deem advisable, without liability on the part of the Trustee for any losses resulting therefrom; to dissolve, liquidate or sell at such time and upon such terms as the Trustee may deem advisable; to use the assets of the trust estate for the purposes of the business; to use the income from such business for business purposes, including but not limited to the establishing of additional reserve and depreciation accounts, establishing funds for future expansion and growth and such other business purposes as the Trustee may deem advisable; to borrow money for business purposes and to pledge or encumber the assets of the business or other assets of the trust estate to secure a loan; to employ such officers, managers, employees or agents as the Trustee may deem advisable in the management of such business, including electing representatives of the Trustee to take part in the management of such business as directors, officers or employees, and any such representatives of the Trustee may receive compensation for their services in addition to the fee to which the Trustee may be entitled for the Trustee's services in the administration of the trusts held hereunder; and to have such additional powers as may be necessary to enable the Trustee to continue or to dispose of any such business interest.

5.2 No person leasing or purchasing property from or lending money to or otherwise dealing with any trust and no transfer agent requested to transfer corporate securities to or from any trust need inquire as to the purpose of the lease, sale, loan, transfer or assignment or see to the application of the proceeds, and the receipt of the Trustee shall be a complete acquittance and discharge of such person for the amount paid.

5.3 Notwithstanding other provisions of this Trust Agreement, the Grantor shall have the power to borrow assets of the trust without adequate security. This power shall not be assignable.

5.4 The Trustee is authorized to distribute trust assets in cash or in kind, or partly in each.



                                                                              4.
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5.5  In allocating any credit or charge to principal or income the Trustee shall have the power, exercisable as a fiduciary in good faith: to determine whether assets received shall be treated as principal or income, provided that distributions of capital gains be regulated investment companies, capital gains on the sale of assets and stock dividends in stock of the declaring corporation shall be allocated to principal; to charge or apportion expenses or losses to principal or income; to establish and maintain reasonable reserves for depreciation, depletion, amortization and obsolescence, and if any portion of the trust estate consists of a wasting asset, to establish and maintain reasonable reserves for such asset; and to amortize or not to amortize both premiums and discounts on investments. The Trustee is relived of the duty of compliance with the provisions of Sections 2109.66 through 2109.68 of the Ohio Revised Code and of Chapter 1340 of the Ohio Revised Code, as such provisions may from time to time be amended, but the Trustee is authorized to treat such provisions of the Ohio Revised Code as advisory in exercising the discretionary authority granted herein.

5.6 The Trustee is authorized to employ legal counsel, investment counsel and other agents in any matter in connection with the administration of the trust, such as agents for the collection of rentals or the management or sale of any of the trust estate. The Trustee may pay such compensation and expenses in connection therewith as the Trustee deems reasonable under the circumstances.

5.7 Income or principal of any trust created under this Agreement which becomes payable or is, in the discretion of the Trustee, distributable to any beneficiary who is incapacitated or incompetent may be paid to such beneficiary, despite his or her incapacity or incompetency, to the guardian or guardians of his or her estate, or to any person, corporation or institution for the benefit of such beneficiary, as the Trustee deems reasonable. The receipt of any such payee shall be complete discharge and release of the Trustee.

5.8 For all purposes of this Agreement, a person, including the Trustee, shall be considered incapacitated or incompetent if so declared by a court having jurisdiction, or if such person's personal physician or any two physicians selected by the Trustee, or selected by the designated successor Trustee in the event of the Trustee's incapacity, shall advise the Trustee, or such successor Trustee, of such incapacity or incompetency in writing. Any such incapacity or incompetency established in the first instance by declaration of court may be removed only by such court, or if established in the first instance by such person's personal physician or any two physicians selected as above provided, may be removed by either the personal physician then serving such person or any two physicians selected by the Trustee, or such successor Trustee (who need not be the same two physicians who may have certified such person's incapacity or incompetency).


                                                                              5.
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5.9  The Grantor intends by this trust to make a completed gift of a vested remainder in the trust assets, subject only to the Grantor's retention of the right to receive the "annuity" amount under Section 3.1. The Grantor intends that her interests in this trust be qualified interests, as defined in Section 2702(b) of the Internal Revenue Code of 1986 as it may from time to time be amended or restated. No power, right or duty under this Agreement shall be effective or exercisable to the extent to which it would cause the Grantor's annuity interest hereunder to fail to qualify as a "qualified annuity interest" under Section 2702(b)(1) of the Internal Revenue Code of 1986 as it may from time to time be amended or restated.

5.10 Notwithstanding any other provisions of this Agreement, unless terminated at an earlier date under other provisions hereof, all trusts herein created, including those created through the exercise of a power of appointment, shall terminate 21 years after the death of the last to die of such of the Grantor and the Grantor's issue who are living on the date of execution of this Agreement, and thereupon the Trustee shall distribute to the persons then entitled to receive income from any trust the share of the trust from which any such person is then entitled to receive income.

5.11 The words "child" or "children," when used in this Agreement, shall mean lineal descendants of the first degree only. The word "issue," when used in this Agreement shall mean lineal descendants of any degree. A lineal descendant shall include an adopted person but only if the adoption occurs prior to the date such person attains age 18, the adopted person has lived with the adoptive parent in a parent-child relationship for any two consecutive years prior to the date of the Grantor's death and the adoption was not effected primarily to permit the adoptive person to receive distributions from the trust.

5.12 Notwithstanding any other provisions of this Agreement, the annuity amount shall not be paid with a note or other obligation of the trust nor shall it be paid in any manner that would result in disqualification of the annuity amount as a "qualified interest" under Section 2702(b)(1) of the Internal Revenue Code of 1986 as it may from time to time be amended or restated.

5.13 All questions pertaining to the trust and its validity and the administration thereof, and to the construction of this Agreement, shall be determined in accordance with the laws of the State of Ohio.




                                                                              6.






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                                   SECTION 6

                                  THE TRUSTEE

6.1 Lloyd I. Miller shall serve as Trustee hereunder until the first to occur of his death, resignation, incapacity or incompetence. At such time as Lloyd I. Miller ceases to serve as Trustee hereunder, the successor Trustee shall be PNC Bank, National Association, Cincinnati, Ohio, or any corporation which may succeed to its trust business.

6.2 The Grantor's son, Lloyd I. Miller, may request the resignation of any Trustee serving hereunder. Any Trustee acting hereunder shall have the right to resign upon written notice to the Grantor, or if the Grantor is not living or living but incompetent or incapacitated, to the Grantor's children who are then living and competent and not incapacitated. After the Grantor's death, the Trustee shall give such notice to all of the beneficiaries then entitled to receive income under the trust or trusts as to which the Trustee is resigning who are not incapacitated or incompetent and to the guardian(s) or custodian(s) of those who are incapacitated or incompetent.

6.3 Upon the resignation of any Trustee, voluntarily or involuntarily, the Trustee shall turn over the assets and administration of the trust or trusts then held hereunder as to which the Trustee is resigning to such bank or trust company as may be selected by the Grantor's son, Lloyd I. Miller, or if he is incapacitated or incompetent, by the Grantor's son, Martin Miller.

6.4 An individual Trustee shall be entitled to receive reasonable compensation for serving hereunder. Such compensation has been agreed to as set forth in a schedule prepared by Trustee. A corporate Trustee shall be entitled to receive such compensation as is provided for in its current schedule of fees effective from time to time or as otherwise agreed upon.

6.5 Any successor Trustee shall have each and every right, privilege, power, discretion, authority and duty of the original Trustee and shall be subject to the same responsibilities. Any successor Trustee shall qualify by executing a written instrument of acceptance of the trusteeship which shall be attached to any counterpart or copy of this Agreement. No bond shall be required of any Trustee for serving as such.



                                                                              7.
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     IN WITNESS WHEREOF, the Grantor and the Trustee have signed duplicates hereof, each of which shall be deemed an original, on the date first above written.



                                             /s/ Catherine C. Miller
                                             ---------------------------------
                                             Catherine C. Miller, Grantor


                                             /s/ Lloyd I. Miller
                                             ---------------------------------
                                             Lloyd I. Miller, Trustee





                                                                              8.
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                                   SCHEDULE A
                                       TO
                                  MILGRAT I(A)
                             DATED NOVEMBER 5, 2001


Units/Shares        Description
------------        -----------
2,444,000           Anacomp Inc. Sr. Sub Nt Ser B, 10.875%, due 04/01/04

3,175,000           Anacomp Inc. Sr. Sub Nt Ser D, 10.875%, due 04/01/04




                                                                              9.